# Overview of Market Data

Robert Coates

# Leading competitors own significant market share *and* relationships – leaving smaller companies with little room to operate in

## Point-to-Multi-Point Market Share Data -- 1Q01*



Alcatel
Alvarion
Hybrid
Netro - 8%
Other
35%
27%
10%
8%
30%

## Key Points

- While Alcatel has the overall lead in the market, Alvarion is the leader in the sub-11GHz field with approximately 51% market share (1Q01) – almost *three times* more than its closest competitor
- Alvarion has 53% market share in the 3.5GHz frequency band
- In January of 2002, Alvarion launched its OFDM (Orthogonal Frequency Division Multiplexing), non-line-of sight (NLOS) solution for the 3.5 GHz frequency band
- In February of 2002, Alvarion launched China's first commercial BW access network in the 3.5 GHz licensed band
- Alcatel is the leader in the Base Station market with approximately 47% market share (1Q01)
- Alcatel and Ericsson dominate the 26 GHz market with a combined 81% market share
- Netro's overall market share for the nine-month period ending September 30th 2001 was estimated at **4.8%!**

* Note: DellOro and various other Press Releases – Includes CPE and base stations; all frequencies
Key points adapted from DellOro, Sky and Alvarion data
Alvarion is the result of the merger of BreezeCOM and Floware Wireless Systems (2001)

# Some of Netro's competitors are merging with each other or running out of cash, while some service providers have gone bankrupt or left the business*

- Service providers have gone bankrupt or left the business
  - Bankrupt: Teligent and WinStar (2001)
  - Left the business: Sprint, AT&T, Worldcom (2001)
- Competitors have merged
  - Alcatel and Newbridge (2000)
  - Floware and Breezecom (2001)
  - Proxim and Western Multiplex (2002)
- Others are close to running out of cash
  - Hybrid (April 2002)

* Note: Not an exhaustive list – provided as an illustration of the state of the industry

# Market forecasts have so far seemed to be overly optimistic


$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2000
2001
2002
2003


World Market: 2000 to 2006
12,000
10,000
8,000
6,000
4,000
2,000
-
2000
2001
2002
2003
2004
2005
2006

**Potential Growth Drivers**

- Costs and price point of base station and Consumer Premise Equipment (CPE) must decrease
- Scalability of the solution
- Price point of service provided to end-consumer must decrease
- Adoption of standard-compliant solutions
- Customer installed equipment (no "truck roll" costs)
- Applications requiring growing levels of bandwidth (e.g. video conferencing, streaming video)
- Voice capabilities (3rd-world countries)
- Non-Line-of-Sight capabilities